UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 11, 2008

Antares Pharma, Inc.

(Exact Name of Registrant Specified in Charter)
Delaware (State or Other Jurisdiction of Incorporation)	1-32302 (Commission File Number)	41-1350192 (I.R.S. Employer Identification No.)

250 Phillips Blvd., Suite 290, Ewing, NJ	08618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 609-359-3020

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-
2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 11, 2008, Antares Pharma, Inc., a Delaware corporation (the “Company”), entered into Indemnification Agreements (each, an “Indemnification Agreement”) with each of its current directors and executive officers. The Indemnification Agreements replace existing indemnification agreements and reflect an updated form approved by the Company's Board of Directors to conform the same to prevailing practices in consultation with legal counsel. The Company may also enter into Indemnification Agreements from time to time based on this updated form of Indemnification Agreement with each future director of the Company and future executive officer of the Company and the Company’s wholly-owned subsidiaries and certain other officers of the Company and its subsidiaries (together with the current directors and executive officers, each an “Indemnitee”).

Each Indemnification Agreement generally provides that, subject to certain conditions, limitations and exceptions, (i) the Company will indemnify and hold harmless an Indemnitee to the fullest extent permitted by the General Corporation Law of the State of Delaware from expenses and liabilities incurred by such Indemnitee in connection with third party and derivative legal actions brought against such Indemnitee as a result of his or her service to the Company, (ii) the Company is required to advance all covered expenses incurred by an Indemnitee in a proceeding covered by the Indemnification Agreement, and (iii) the Company will provide contribution of liabilities in certain circumstances where indemnification is not available but the Indemnitee would otherwise be entitled to indemnification. This summary of the terms of the Indemnification Agreements is qualified in its entirety by reference to the form of Indemnification Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Form of Antares Pharma, Inc. Indemnification Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTARES PHARMA, INC.
Date: February 13, 2008	By: /s/ ROBERT F. APPLE
Robert F. Apple Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Document

10.1	Form of Antares Pharma, Inc. Indemnification Agreement